Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ELITE PHARMACEUTICALS, INC.

     ELITE PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

     FIRST: The Board of Directors of the Corporation, by vote, adopted the following resolution setting forth the amendment to the Certificate of Incorporation of the Corporation as filed on October 1, 1997, as amended on October 24, 1997, further amended on March 30, 1998, as further amended on June 1, 1998, as further amended on July 26, 2004, and as further amended on June 26, 2008:

     RESOLVED, that the Board of Directors deems it in the best interest of the Corporation to amend the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), by deleting Article Fourth of the Certificate of Incorporation in its entirety and replacing it with the following:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Fifteen Million (215,000,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share, and Two Hundred Ten Million (210,000,000) shares of Common Stock, par value of $0.01 per share.

Subject to the provisions of Section 151 of the General Corporation Law, the Board of Directors or any authorized committee thereof of the Corporation is authorized to issue the shares of Preferred Stock in one or more series and determine the number of shares constituting each such series, the voting powers of shares of each such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as set forth in a resolution or resolutions of the Board of Directors.”

     SECOND: That the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon, and the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, were given written notice of the proposed amendment to the Certificate of Incorporation and voted in favor of the adoption of the amendment to the Certificate of Incorporation.

     THIRD: That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Elite Pharmaceuticals, Inc. has caused this certificate to be signed by its Acting Chief Executive Officer as of December 19, 2008.

/s/ Chris Dick
Chris Dick
Acting Chief Executive Officer and Chief
Operating Officer